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ITEM 6


EXHIBIT 11.1    STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                         VIRUS RESEARCH INSTITUTE, INC.
                          (a development stage company)
                    COMPUTATION OF NET LOSS PER COMMON SHARE


                                                                   Three months ended
                                                                        MARCH 31,
                                                                 1998              1997
                                                              -----------------------------

Net loss                                                      $(2,307,600)      $(1,840,815)

  Shares used in computing net loss per common share:
     Weighted average common stock
         outstanding during the period                          8,942,667         8,861,992
     Common stock equivalents (1)                                     N/A               N/A

                                                              -----------------------------
Weighted average common shares outstanding                      8,942,667         8,861,992

Basic and diluted net loss per common share                   $     (0.26)      $     (0.21)
                                                              =============================



(1) Common stock equivalents representing potential issuances of 1,117,150 and 1,153,830 at March 31, 1998 and March 31, 1997, respectively, have been excluded as their effect would be anti-dilutive.